Exhibit 4.18
BAC

September 23rd, 2025

Gentlemen
3-102-784433, S.R.L.
Ms. Annette Fernández Pagan
Present

Dear Sirs:
We are pleased to inform you that Banco BAC San José, S.A. (hereinafter “BAC”) approved the modification of the conditions of the credit notified in the terms and conditions letter dated April 24, 2024. Below are the details:

SPECIFIC TRANSACTION: GENERAL LOAN TERMS.

Modifications:

Exhibit 4.18

• EBITDA and PCDLP calculation:
Adjusted EBITDA: operating income (rent, CAM, TIA), (plus) financial income (interest on investments), (minus) operating and administrative expenses.

Accounting EBITDA: operating income (rent, CAM, TIA), (minus) operating and administrative expenses.

PCDLP: Current portion of long-term debt (principal amortization that must be paid in the next/following 12 months as from the month/financial statement cut-off date on which the calculation is made)

Therefore, two ratios/covenants will be used for this credit:

1.Adjusted EBITDA + Reserve: SCD 1.2 times for practical purposes, understanding that the reserve is for the entire term of the credit and that, if it is spent, it is replenished, then during each year that reserve may add to the SCD indicator.
Calculation: [(Adjusted EBITDA + Liquidity reserve) / (PCDLP + Interest)]

2.Accounting EBITDA, without reserve: SCD 1.2 times is required for payment of dividends, together with the condition that leverage is not greater than 2.5 times.
Calculation: [Accounting EBITDA / (PCDLP+Interest)]

Exhibit 4.18

• Dividends:

Distribution of dividends is approved for up to $1,600,000 accepting, for this one time, a debt coverage service of 1.1 times measured via interim financial statements with a cut-off as of June 2025.

For the next dividend distributions, it must comply with the Debt Coverage Service: [Accounting EBITDA / (PCDLP+Interest)] required in the original approval of 1.2 times measured via accounting EBITDA (without adjustments, non-operating or recurring items), together with the condition that leverage is not greater than 2.5 times.

All other approved conditions not listed in this letter have not undergone changes and remain in force in accordance with the approval, communicated in the credit terms and conditions letter of April 24, 2024.
Sincerely,

Credit Deputy Manager                     Business Manager